Exhibit 99.1	Press release dated July 29, 2010.

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES SECOND QUARTER RESULTS

Pleasanton, CA – Simpson Manufacturing Co., Inc. (the “Company”) today announced its second quarter 2010 earnings. On June 30, 2010, the Company agreed to sell substantially all of the assets of Simpson Dura-Vent Company, Inc. (“Simpson Dura-Vent”). As a result, the Company’s results of operations reflect the reclassification of its venting operation as discontinued operations for each of the periods presented. The Company’s continuing operations consist primarily of the operations of Simpson Strong-Tie Company Inc.

For the second quarter of 2010, net sales from continuing operations increased 8.8% to $165.6 million compared to net sales from continuing operations of $152.2 million for the second quarter of 2009. The Company had income from continuing operations, net of tax, of $21.1 million for the second quarter of 2010 compared to income from continuing operations, net of tax, of $11.2 million for the second quarter of 2009. Diluted income from continuing operations, net of tax, per common share was $0.42 for the second quarter of 2010 compared to diluted income from continuing operations, net of tax, of $0.23 per common share for the second quarter of 2009. The Company had a loss from discontinued operations, net of tax, of $14.4 million for the second quarter of 2010 compared to a loss from discontinued operations, net of tax, of $0.5 million for the second quarter of 2009. Diluted loss from discontinued operations, net of tax, per common share was $0.29 for the second quarter of 2010 compared to diluted loss from discontinued operations, net of tax, of $0.01 per common share for the second quarter of 2009. The Company had net income of $6.7 million in the second quarter of 2010 compared to net income of $10.7 million in the second quarter of 2009. Diluted net income per common share was $0.14 for the second quarter of 2010 compared to diluted net income per common share of $0.22 for the second quarter of 2009.

In the first half of 2010, net sales from continuing operations increased 10.7% to $289.4 million as compared to net sales from continuing operations of $261.3 million in the first half of 2009. The Company had income from continuing operations, net of tax, of $30.9 million for the first half of 2010 compared to income from continuing operations, net of tax, of $4.7 million for the first half of 2009. Diluted income from continuing operations, net of tax, per common share was $0.62 for the first half of 2010 compared to diluted income from continuing operations, net of tax, of $0.10 per common share for the first half of 2009. The Company had a loss from discontinued operations, net of tax, of $15.0 million for the first half of 2010 compared to a loss from discontinued operations, net of tax, of $2.4 million for the first half of 2009. Diluted loss from discontinued operations, net of tax, per common share was $0.30 for the first half of 2010 compared to diluted loss from discontinued operations, net of tax, of $0.05 per common share for the first half of 2009. The Company had net income of $15.9 million in the first half of 2010 compared to net income of $2.3 million in the first half of 2009. Diluted net income per common share was $0.32 for the first half of 2010 compared to diluted net income per common share of $0.05 for the first half of 2009.

On June 30, 2010, the Company entered into a definitive agreement with M&G Holding B.V. (“M&G”) and a newly formed, wholly owned, indirect subsidiary of M&G, to sell substantially all of the assets of Simpson Dura-Vent. The Company’s financial position, as of June 30, 2010, reflects the assets and liabilities of the venting operation to be sold as assets or liabilities held for sale at their estimated net realizable value. As of June 30, 2010, the major assets to be sold, at their net realizable value, were accounts receivable of $12.4 million and inventory of $19.9 million. In the second quarter of 2010, as a result of the entry into the agreement to sell assets of Simpson Dura-Vent, the Company recorded a pre-tax impairment of assets charge of $21.4 million in discontinued operations.

In the second quarter of 2010, sales increased throughout most of North America and Europe. The growth in the United States was strongest in the midwestern and northeastern regions, while sales in both California and the western region declined slightly as compared to the second quarter of 2009. Sales in Asia, although relatively small, have increased as the Company has recently expanded its presence in the region. Sales to dealer distributors increased, while sales to contractor distributors were flat and sales to home centers decreased over the same period. Sales increased across most of the Company’s major product lines.

Income from operations increased 72.0% from $19.7 million in the second quarter of 2009 to $33.9 million in the second quarter of 2010. Gross margins increased from 38.9% in the second quarter of 2009 to 46.4% in the second quarter of 2010. The increase in gross margins was primarily due to lower manufacturing costs, including lower costs of material and labor, and increased absorption of fixed overhead, as a result of higher production volumes. Steel prices have decreased from their levels in early 2010, as demand has not returned to the steel markets as previously expected. The Company expects that steel prices may increase during the remainder of 2010 as steel producers reduce supply and their raw material costs are expected to increase. The Company’s inventories decreased 7.9% from $163.8 million at December 31, 2009, to $150.8 million at June 30, 2010, primarily due to the reclassification of Simpson Dura-Vent’s inventory as an asset held for sale, partly offset by purchases of raw materials.

Research and development and engineering expense increased 17.3% from $4.9 million in the second quarter of 2009 to $5.7 million in the second quarter of 2010, primarily due to increased personnel costs of $0.9 million. Selling expense increased 7.8% from $15.4 million in the second quarter of 2009 to $16.6 million in the second quarter of 2010, primarily as a result of increased personnel costs of $0.8 million and increased promotional costs of $0.4 million. General and administrative expense increased 7.8% from $19.0 million in the second quarter of 2009 to $20.5 million in the second quarter of 2010. The increase resulted primarily from increased cash profit sharing of $3.0 million and various other items, partly offset by decreases in administrative personnel expenses of $1.1 million and intangible asset amortization expense of $0.8 million. The effective tax rate from continuing operations was 37.8% in the second quarter of 2010, as compared to 42.9% in the second quarter of 2009. The decrease in the effective tax rate as compared to the prior year is primarily due to reduced losses in countries where a valuation allowance is recorded.

In the first half of 2010, sales increased throughout most of North America and Europe. The growth in the United States was strongest in the midwestern and northeastern regions, while sales in California declined slightly as compared to the first half of 2009. Sales in Asia, although relatively small, have increased as the Company has recently expanded its presence in the region. Sales to dealer distributors increased, while sales to contractor distributors were flat and sales to home centers decreased over the same period. Sales increased across most of the Company’s major product lines.

Income from operations increased over 300% from $12.3 million in the first half of 2009 to $51.0 million in the first half of 2010. Gross margins increased from 34.4% in the first half of 2009 to 45.2% in the first half of 2010. The increase in gross margins was primarily due to lower manufacturing costs, including lower costs of material and labor, and increased absorption of fixed overhead.

Research and development and engineering expense increased 11.4% from $9.4 million in the first half of 2009 to $10.4 million in the first half of 2010, primarily due to increased personnel costs of $1.3 million partly offset by various other items. Selling expense increased 4.6% from $30.1 million in the first half of 2009 to $31.5 million in the first half of 2010, primarily as a result of increased personnel costs of $1.1 million and increased promotional costs of $0.3 million. General and administrative expense decreased 1.8% from $38.1 million in the first half of 2009 to $37.5 million in the first half of 2010. The decrease was primarily the result of lower bad debt expense of $1.9 million, administrative personnel costs of $1.3 million, intangible asset amortization expense of $0.7 million and various other items, partly offset by increased cash profit sharing of $3.8 million and various other items. The effective tax rate from continuing operations was 39.2% in the first half of 2010, as compared to 61.5% in the first half of 2009. The decrease in the effective tax rate as compared to the prior year is primarily due to reduced losses in countries where a valuation allowance is recorded.

At its meeting on July 20, 2010, the Company’s Board of Directors declared a cash dividend of $0.10 per share. The record date for the dividend will be October 7, 2010, and it will be paid on October 28, 2010.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, July 30, 2010, at 6:00 am Pacific Time. To participate, callers may dial 800-862-9098. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and six months ended June 30, 2010 and 2009 (unaudited), are as follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(Amounts in thousands, except per share data)	2010	2009	2010	2009
Net sales	$165,614	$152,198	$289,434	$261,341
Cost of sales	88,828	92,987	158,620	171,335
Gross profit	76,786	59,211	130,814	90,006

Research and development and engineering expenses	5,700	4,860	10,441	9,372
Selling expenses	16,610	15,409	31,483	30,103
General and administrative expenses	20,524	19,033	37,456	38,127
Loss on sale of assets	15	180	404	68

Income from operations	33,937	19,729	51,030	12,336

Loss in equity method investment, before tax	(131)	(21)	(275)	(214)
Interest income (expense), net	26	(34)	37	69
Income from continuing operations before taxes	33,832	19,674	50,792	12,191

Provision for income taxes from continuing operations	12,773	8,442	19,903	7,500
Income from continuing operations, net of tax	21,059	11,232	30,889	4,691

Discontinued operations:
Loss from discontinued operations	(21,176)	(824)	(22,223)	(3,770)
Benefit from income taxes from discontinued operations	6,820	275	7,237	1,353
Loss from discontinued operations, net of tax	(14,356)	(549)	(14,986)	(2,417)

Net income	$6,703	$10,683	$15,903	$2,274

Net income (loss) per share:
Basic
Continuing operations	$0.43	$0.23	$0.63	$0.10
Discontinued operations	(0.29)	(0.01)	(0.30)	(0.05)
Net income	0.14	0.22	0.32	0.05

Diluted
Continuing operations	$0.42	$0.23	$0.62	$0.10
Discontinued operations	(0.29)	(0.01)	(0.30)	(0.05)
Net income	0.14	0.22	0.32	0.05

Cash dividend declared per common share	$0.10	$0.10	$0.20	$0.20

Weighted average shares outstanding:
Basic	49,417	49,016	49,403	49,001
Diluted	49,598	49,114	49,559	49,099

Other data:
Continuing operations
Depreciation and amortization	$5,370	$6,643	$10,791	$12,459
Pre-tax stock compensation expense	286	477	755	1,006
Discontinued operations
Depreciation and amortization	$855	$1,108	$1,710	$2,140
Pre-tax stock compensation expense	14	9	12	37
Pre-tax Impairments of assets	21,350	–	21,350	–

The Company’s financial position (unaudited) as of June 30, 2010 and 2009, and December 31, 2009, is as follows:

	June 30,		December 31,
(Amounts in thousands)	2010	2009	2009
Cash and short-term investments	$219,763	$169,132	$250,381
Trade accounts receivable, net	104,284	118,646	77,317
Inventories	150,786	190,153	163,754
Assets held for sale	40,457	7,887	7,887
Other current assets	29,481	22,839	30,736
Total current assets	544,771	508,657	530,075

Property, plant and equipment, net	184,949	193,958	187,814
Goodwill	72,163	79,858	81,626
Other noncurrent assets	40,634	47,424	44,290
Total assets	$842,517	$829,897	$843,805

Trade accounts payable	$27,906	$22,574	$28,462
Line of credit	–	27	–
Liabilities held for sale	2,739	–	–
Other current liabilities	49,142	47,658	43,006
Total current liabilities	79,787	70,259	71,468

Other long-term liabilities	9,263	9,659	8,553
Stockholders’ equity	753,467	749,979	763,784
Total liabilities and stockholders’ equity	$842,517	$829,897	$843,805

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.